UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON D.C. 20549



                            FORM 8-K



                         CURRENT REPORT



             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                        December 21, 1998
        Date of Report (Date of earliest event reported)


             MID-AMERICA APARTMENT COMMUNITIES, INC.
       (Exact Name of Registrant as Specified in Charter)



      TENNESSEE                  1-12762                 62-1543819
(State of Incorporation)  (Commission File Number)    (I.R.S. Employer
                                                    Identification Number)




                  6584 POPLAR AVENUE, SUITE 340
                    MEMPHIS, TENNESSEE 38138
            (Address of principal executive offices)



                         (901) 682-6600
       Registrant's telephone number, including area code





     (Former name or address, if changed since last report)

Item 5.  Other events.

On December 21, 1998, Mid-America Apartment Communities, Inc. (the "Registrant) annouced by the following press release the adoption of a Shareholder Rights Plan.


MEMPHIS, TN DECEMBER 21, 1998. MID-AMERICA APARTMENT COMMUNITIES, INC. (MAA:NYSE) announced today that its Board of Directors has adopted a Shareholder Rights Plan, the objective of which is to assist the Company in realizing the underlying intrinsic value of the company's shares in the event of any proposed acquisition.

"Our board feels that the current market pricing of our shares in no way reflects their underlying value. This Shareholder Rights Plan would assist the board, in the event of a hostile attempt to capture the company at a bargain price, in achieving the best possible value for the shares. It would do so by providing the board with negotiating leverage to help assure that any sale of the company would be achieved at a full and fair valuation", said George E. Cates, Chairman of the Board and CEO. He added that the rights plan was not approved in response to or in anticipation of any such attempt.

In implementing the Rights Plan, the Board has declared a distribution of one Right for each of the Company's outstanding Common Shares which would entitle the holder to purchase 1/100th of a Series D Preferred Share for an exercise price of $87.50/share. Each 1/100th of a Series D Preferred Share is intended to be essentially economically equivalent to a share of the Company's Common Stock. The Rights will be exercisable only if a person or group in the future becomes the beneficial owner of 10% or more of the Common Shares or announces a tender or exchange offer that would result in ownership of 10% of the Company's Common Stock.

The Rights will trade with the Company's Common Stock until exercisable. This would occur ten days after a public announcement that a person or group has acquired 10% of the Company's Common Stock or until 10 business days after a person or group begins a tender offer that would result in ownership of 10% of the Company's Common Stock. Each holder of a Right, other than the acquiring person, is in that event entitled to purchase one Common Share of the Company for each Right at one half of the then current price. If the Company is acquired in a merger, or more than half of the Company's (including its subsidiaries) assets are sold in one or more related transactions, each Right would entitle the holder to purchase common stock of the acquiring company at half of its then-current market price. The Rights are redeemable at any time until ten days following the public announcement that an acquiror has acquired the level of ownership that triggers the Rights Plan.

Details of the Rights Plan will be mailed to all shareholders of the Company.

Mid-America Apartment Communities is a self-managed apartment REIT with construction, development, management and acquisition capabilities which owns 34,977 apartments in 13 states, including 1,652 units under construction; there are an additional 927 apartments in pre-development.

    For further information, contact Simon R. C. Wadsworth at
                     (901)682 6668, ext 104
  6584 Poplar Ave., Suite 340, Memphis, TN 38138, (901)682-6600
                       FAX: (901)682-6667
                          www.maac.net

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                             MID-AMERICA APARTMENT COMMUNITIES, INC.



Date:    December 21, 1998          /s/ Simon R.C. Wadsworth
         --------------------       ------------------------------------
                                        Simon R.C. Wadsworth
                                        Executive Vice President
                                       (Principal Financial and Accounting
                                        Officer)